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EXHIBIT 3.1

ARTICLES OF ORGANIZATION

OF

HUNTSMAN COMPANY LLC

        The undersigned individual, being 18 years of age or older and acting pursuant to the Utah Revised Limited Liability Company Act (the "Act"), hereby adopts the following Articles of Organization in connection with the conversion of Huntsman Corporation, a Utah corporation (the "Subject Entity"), to a Utah limited liability company (the "Company"):

ARTICLE I

NAME

        The name of the Company is Huntsman Company LLC.

ARTICLE II

TERM

        The Company will continue until December 31, 2080, unless earlier dissolved according to law or as otherwise provided in the Company's Operating Agreement.

ARTICLE III

BUSINESS PURPOSE

        The business purpose for which the Company is organized is to engage in any lawful act or activity for which limited liability companies may be organized under the Act, as amended, supplemented, or replaced from time to time.

ARTICLE IV

CAPITALIZATION

        The capital structure of the Company shall consist of one class of interests (collectively, the "Common Units"). Each Common Unit shall have one vote and shall otherwise be identical with each other Common Unit in every respect. Upon conversion of the Subject Entity to the Company, each outstanding share of the stock of any class or series of the Subject Entity will be converted automatically to one (1) Common Unit of the Company.

ARTICLE V

BOARD OF MANAGERS

        The Company is to be managed by a Board of Managers. The number of Managers which shall constitute the Board of Managers may vary from three (3) to twelve (12) as prescribed by the Operating Agreement of the Company. The number of Managers constituting the initial Board of

Managers of the Company shall be nine (9), and the names and street addresses of the individuals who are to serve as the initial Managers until their resignation, removal, or death are as follows:

Name	Street Address
1. Jon M. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
2. Karen H. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
3. Peter R. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
4. Richard P. Durham	500 Huntsman Way Salt Lake City, Utah 84108
5. James A. Huffman	500 Huntsman Way Salt Lake City, Utah 84108
6. David H. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
7. Paul C. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
8. James H. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
9. David S. Parkin	500 Huntsman Way Salt Lake City, Utah 84108

ARTICLE VI

REGISTERED AGENT AND ADDRESS

        The name and street address of the Company's initial registered agent are: Robert B. Lence, 500 Huntsman Way, Salt Lake City, Utah, 84108. The Director of the Division of Corporations and Commercial Code of the Utah State Department of Commerce is appointed as the agent of the Company for service of process if the registered agent has resigned, or the registered agent's authority has been revoked, or the registered agent cannot be found or served with the exercise of reasonable diligence.

ARTICLE VII

DESIGNATED OFFICE

        The Company's registered office shall be its designated office.

ARTICLE VIII

ORGANIZER

        The name and street address of the organizer of the Company are: Robert B. Lence, 500 Huntsman Way, Salt Lake City, Utah 84107.

        IN WITNESS WHEREOF, the Organizer and the initial Registered Agent have executed these Articles of Organization as of the 9th day of September, 2002.

ORGANIZER:
/s/ Robert B. Lence Robert B. Lence, Organizer
INITIAL REGISTERED AGENT:
/s/ Robert B. Lence Robert B. Lence, Registered Agent

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ARTICLES OF ORGANIZATION OF HUNTSMAN COMPANY LLC
ARTICLE I NAME
ARTICLE II TERM
ARTICLE III BUSINESS PURPOSE
ARTICLE IV CAPITALIZATION
ARTICLE V BOARD OF MANAGERS
ARTICLE VI REGISTERED AGENT AND ADDRESS
ARTICLE VII DESIGNATED OFFICE
ARTICLE VIII ORGANIZER